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Pricing Supplement No. 9                    Filing under Rule 424(b)(3)
Dated July 18, 1997                         Registration File No. 333-12179
(To Prospectus dated September 30, 1996     and No. 33-57659
and Prospectus Supplement dated
November 15, 1996)

                                 $200,000,000

                          WEINGARTEN REALTY INVESTORS

                          MEDIUM-TERM NOTES, SERIES A

Principal amount: $10,000,000               Floating Rate Notes: N/A
Interest Rate (if fixed rate): 6.80%        Interest rate basis: N/A
Stated Maturity: July 23, 2007              Paper Rate
Specified Currency: U.S. $                    Prime Rate
Applicable Exchange Rate (if any):            LIBOR
  U.S. $1.00 = N/A                            Treasury Rate
Issue price (as a percentage of               CD Rate
  principal amount): 100%                     Federal Funds Rate
Selling Agent's commission (%): 0.625%        Other
Purchasing Agent's discount                 Index Maturity: N/A
  or commission (%): N/A                    Spread: N/A
Net proceeds to the Company (%): 99.375%    Spread Multiplier: N/A
Settlement date (original                   Maximum Rate: N/A
  issue date): July 23, 1997                Minimum Rate: N/A
Redemption Commencement                     Initial Interest Rate: N/A
  Date (if any): N/A                        Interest Reset Date(s): N/A
Interest Determination Date(s): N/A         Optional Repayment Date:
Calculation Date(s): N/A                    Cusip #948 74R AZ 9
Interest Payment Date(s): 3/15, 9/15
Regular Record Date(s): 3/1, 9/1

  Redemption prices (if any): The Redemption Price shall initially be   N/A   %
of the principal amount of such Notes to be redeemed.

  If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

  Additional terms: N/A

  As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $116,000,000.

  "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."

                             LEHMAN BROTHERS INC.